Exhibit 10.33

Summary of Bonus Plan

Overview and Purpose

The BioMarin Pharmaceutical Inc. Bonus Plan (the “Bonus Plan”) is an annual cash bonus program that is generally applicable to all employees of BioMarin Pharmaceutical Inc. (the “Company”), including its executive officers, and is designed to offer incentive cash compensation to employees of the Company by rewarding achievement of specifically measured corporate goals and individual performance.

Administration

The Bonus Plan is administered by the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”), with the support of Company management and oversight by the full Board. Specifically, the full Board approves the particular corporate goals each year, approves the target payout for the Company’s chief executive officer, and reviews the Company’s performance against the annual targets. The Compensation Committee has authority for all other aspects of administering the Bonus Plan.

Eligibility

Except as set forth below, each employee of the Company who was employed as of the first week of July of each year is eligible to participate in the Bonus Plan for that year. All employees who are hired between January 1, 2009 and the first week of July will be eligible for a prorated bonus. The Company reserves the right to amend eligibility dates as appropriate, or to grant waivers for later hired employees. An employee who takes one or more leaves of absence totaling three or more weeks during a calendar year will be eligible to receive a bonus prorated by the time off in excess of three weeks. The bonus is typically paid out in the first quarter of the year following eligibility. To receive a bonus, an employee must be employed by the Company and in good standing on the payout date. Employees who are eligible for sales compensation are not eligible for the Bonus Plan.

Corporate Performance and Bonus Payout

The Bonus Plan is based on the following factors:

1.	Corporate Performance: Corporate performance determines the size of the bonus “pool” payable under the Bonus Plan. In order to determine corporate performance, prior to the beginning of the year, the Board and Compensation Committee will approve a set of corporate goals for the following year. These goals will be based solely on one or more of the following:

•	Revenue, with such pre-defined adjustments as the Compensation Committee may determine appropriate;

•	achievement of specified milestones in the discovery and development of one or more of the Company’s our products;

•	achievement of specified milestones in the commercialization of one or more of the Company’s products;

•	achievement of specified milestones in the manufacturing of one or more of the Company’s products;

•	expense targets;

•	share price (including, but not limited to, growth measure and total shareholder return, or comparative performance against predefined peer group companies);

•	earnings per share;

•	operating margin;

•	gross margin;

•	return measures (including, but not limited to, return on assets, capital, equity, or sales);

•	net sales growth;

•	productivity ratios;

•	operating income, with such pre-defined adjustments as the Compensation Committee may determine appropriate;

•	net operating profit with such pre-defined adjustments as the Compensation Committee may determine appropriate;

•	net earnings or net income (before or after taxes and with such other pre-defined adjustments as the Compensation Committee may determine appropriate);

•	cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

•	economic value added;

•	market share; and

•	working capital targets.

2.	Target Cash Bonus Amounts. The Bonus Plan provides a target cash bonus amount for each of the Named Executive Officers and each level of employee of the Company, expressed as a percentage of his or her base salary for each participant. For our executive officers, the target cash bonus ranges from 30-100% of base salary with the exact target for the chief executive officer determined by the Board and the exact target for all other executive officers determined by the Compensation Committee.

3.

Bonus Payout Determination. The Board meets near the end of each year to review the Company’s performance against the corporate goals in accordance with the Performance Measurements[1] and approve the bonus pool pay out. At that time, the Board also approves the specific pay out to the Chief Executive Officer and the Compensation Committee approves the specific pay out to the other executive officers. In consultation with individual managers, our management then approves the individual pay outs (within their target bonus amounts) to employees other than the executive officers. In each case, the individual amounts payable to individuals may be adjusted up or down based on the individual’s performance, so long as the

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Performance Measurement. The bonus program has various payout levels depending on our performance against the goals. If the corporate goals relating to financial performance are achieved, the pay out is based on a sliding scale. If we achieve 75% of our financial goal, 75% of the amount attributable to the goal will be funded. The amount funded increases proportionally up to a maximum of 200% of the amount associated with the goal, upon reaching 200% of target. The Board has also set a minimum achievement of 75% of the financial goal in order to fund any bonus amount for the financial performance goal. For the goals related to clinical and preclinical programs, each goal has three levels of performance, threshold, target and maximum, based on whether the company has accomplished the minimum acceptable level of performance (threshold), accomplished the goal (target) or exceeded it (maximum). If we do not attain at least the threshold performance level, there will be no pay out attributable to that goal. If we achieve the target goal, then 100% of the amount attributable to that goal will be funded and if we achieve the exceeded goal and the maximum performance level is achieved, then 125% of the amount attributable to that goal would be funded.

Company as a whole pays not more than the total bonus pool approved by the Board. The Company reserves discretion to determine the amount of the bonus as well as whether to pay a bonus at all.